Exhibit 10.9

March 9, 2015

CONFIDENTIAL

Mr. Anthony Schroder
4994 Gellart Rd.

Guilford, IN 47022

Dear Tony:

This Letter Agreement is provided to formally document the terms and conditions of your current position as President of our Convenience business unit.

1.                            Position. President, Convenience Business Unit.

2.                            Base Salary. Your annualized base salary is $250,000 ($9,615.39 bi-weekly) less applicable withholdings and deductions. The Company will continue to review your salary annually, but any adjustments are at the sole discretion of the Company.

3.                            Annual Bonus. You will continue to be a participant in the Management Incentive Plan (MIP) with an annual target of 50% of your base salary.

4.                            Employment Status. You acknowledge that your employment with the Company is at-will, and either party can terminate the relationship at any time with or without cause and with or without notice.

5.                            Severance.

(A)                      If your employment is terminated:

1.              by the Company for any reason other than (x) Cause or (y) disability that continues for more than six (6) months; or

2.              within three (3) months following the occurrence of a “Change In Control” (as defined below) by you as the result of:

a.              a material reduction in your then-current salary or bonus level;

b.              a change resulting in the material diminution of your then-current job description and responsibilities;

c.               a material change in reporting relationship; or

d.              a relocation of your office more than 50 miles from your then-current office that requires relocation from your then-current home; and

e.               provided that you have notified the Company in writing no more than 60 days of the initial existence of an event described in Section 5(A)2(a) above, through (d) and such event has not been cured within 30 days at the Company’s receipt of such notice;

then, your employment will be deemed to have been severed and you shall receive special salary continuation payments for 52 weeks at your current annual salary (the “Special Severance”). No Severance shall be paid unless your termination constitutes a “separation from service” as defined under section 409A of the Internal Revenue Code. Your right to receive the Special Severance is contingent upon your (i) entering into (and not timely revoking) a comprehensive release of claims and (ii) continued compliance with the Confidentiality, Non-Compete/Solicitation and Non-Interference provisions of this Letter Agreement. Payment of the Special Severance shall commence following the expiration of the revocation period applicable to the release as statutorily required by law, and be paid out over the 52-week period. Any Special Severance payable hereunder shall supersede the amount of any other severance you may otherwise be due from the Company or any of its subsidiaries or affiliates (including, but not limited to any severance set forth in any other employment agreement, severance plan, policy or arrangement). For the avoidance of doubt, if your employment is terminated by reason of cause, or your voluntary resignation (other than as provided in Section 5(A)2(a) through (d) above), death, or disability that continues for more than six (6) months, you shall not be entitled to the Special Severance provided for hereunder.

“Change In Control” shall mean: the sale or other transfer of the Company to an Independent Third Party (as defined below) or group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power under normal circumstances (without regard to the occurrence of any contingency) to elect a majority of the Company’s board of directors (whether by merger, consolidation or sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis. “Independent Third Party” means any person or entity who, immediately prior to the contemplated transaction, does not own in excess of 5% of the common stock on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

“Cause” shall mean one or more of the following: (A) any material breach of this letter agreement by you; (B) willful violation by you of any law, rule, regulation, which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company; or (C) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude.

(B) You shall not be obligated to seek new employment or take any other action during the 52-week Special Severance period to mitigate the benefits to which you are entitled hereunder.

6.                        Agreement. No failure or delay on the part of the Company or you in enforcing or exercising any right or remedy under this letter will operate as a waiver thereof. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and an authorized representative of the Company. This Letter Agreement (along with the final form of any referenced document) represents the entire agreement between you and the Company, and no verbal or written agreement, promises or representations that were not specifically provided for in this letter agreement will be binding upon you or the Company.

Tony, we continue to appreciate your many contributions to the Company, and look forward to your continued leadership as we move forward.

On behalf of AdvancePierre Foods, Inc.:

/s/ John Simons	3/8/2015
John Simons	Date
President & CEO

Signed and Accepted By:

/s/ Anthony Schroder	3/8/2015
Anthony Schroder	Date